Exhibit 10.1

KARYOPHARM THERAPEUTICS INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the agreement date set forth below (the “Agreement Date”) between Karyopharm Therapeutics Inc. (the “Company”), a Delaware corporation, and the participant set forth below (the “Participant”) pursuant to the Company’s 2013 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Notice of Grant

I.	Agreement Date

Date:

II.	Participant Information

Participant:
Participant Address:

III.	Grant Information

Grant Date:
Number of Restricted Stock Units:

IV.	Vesting Table

Vesting Date	Number of Restricted Stock Units that Vest

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

KARYOPHARM THERAPEUTICS INC.	PARTICIPANT

Name: Title:	Name:

KARYOPHARM THERAPEUTICS INC.

Restricted Stock Unit Agreement

Incorporated Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.	Award of Restricted Stock Units.

In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2013 Stock Incentive Plan (the “Plan”), an award (the “Award”) with respect to the number of restricted shares units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.	Vesting.

The RSUs shall vest in accordance with the vesting table set forth in the Notice of Grant (the “Vesting Table”). Upon the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3.	Forfeiture of Unvested RSUs Upon Cessation of Service.

(a) Except as otherwise provided in Section 3(b) hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without Cause (as defined in the Plan), all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall be deemed to include service with such subsidiary.

(b) In the event that the Participant’s employment is terminated by the Company without Cause before the First Vesting Date (as defined in the Notice of Grant), the number of RSUs that would have vested on the First Vesting Date shall immediately vest in full on the Participant’s date of termination. In the event that the Participant’s employment is terminated by the Company without Cause after the First Vesting Date but before the Second Vesting Date (as defined in the Notice of Grant), fifty percent (50%) of the RSUs that would have vested on the Second Vesting Date shall immediately vest in full on the Participant’s date of termination. Upon the vesting of the RSUs as described in this Section 3(b), the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7. The Common Stock will be delivered to the Participant as soon as practicable following the Participant’s date of termination, but in any event within 30 days of such date.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.	Rights as a Shareholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this Agreement.

7.	Tax Matters.

(a) Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the Award, and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), is available with respect to RSUs.

(b) Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any U.S. federal, state or local taxes, any non-U.S. taxes or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made. If the Participant provides services to a subsidiary of the Company, any references in this Section 7 and Schedule A to the Company shall be deemed to also refer to such subsidiary.

8.	Miscellaneous.

(a) Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee of the Company’s Board of Directors shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

(b) No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.

(c) Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(d) Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer or contracting party and the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.

The Participant understands that the Company holds certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, details of all RSUs awarded, cancelled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Common Stock acquired upon vesting of the RSUs or in connection with the Participant’s execution of the Automatic Sale Instructions and the sale of the Participant’s Common Stock pursuant to Schedule A. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. For purposes of this Section 8(d), if the Participant provides services to a subsidiary of the Company, any references in this Section 8(d) to the Company shall be deemed to also refer to such subsidiary.

(e) Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has received and read a copy of the Plan; (iii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iv) understands and agrees to comply with the terms and consequences of this Agreement and the Plan; and (v) is fully aware of the legal and binding effect of this Agreement.

(f) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a) Upon any vesting of RSUs pursuant to Section 2 hereof, the Company shall sell, or arrange for the sale of, such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) (an “Automatic Tax Sale”), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b) The Participant hereby appoints the General Counsel of the Company as his attorney-in-fact to sell the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A. If the Company does not have a General Counsel immediately prior to an Automatic Tax Sale, then the Participant hereby appoints the Company’s principal financial officer as his attorney-in-fact to sell the Participant’s Common Stock in accordance with this Schedule A.

(c) The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

PARTICIPANT

Name:
Date: